Independent Auditors' Consent


The Board of Trustees
Oppenheimer California Municipal Fund:

We consent to the use in this Registration Statement of Oppenheimer California Municipal Fund of our report dated August 20, 1999 included in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement, and "Independent Auditors" appearing in the Statement of Additional Information.




                                          /s/ KPMG LLP
                                          -------------------------
                                          KPMG LLP


Denver, Colorado
November 22, 1999